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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1)*


                            Plumtree Software Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                     72940Q10
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                               December 31, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER


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CUSIP NO.  72940Q10


 1        NAMES OF REPORTING PERSONS.
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          John Kunze

--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a)   [ ]
                                                                (b)   [ ]
--------------------------------------------------------------------------------
 3        SEC USE ONLY


--------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
--------------------------------------------------------------------------------

                                 5         SOLE VOTING POWER

                                           1,196,190 shares
                                 -----------------------------------------------
         NUMBER OF
           SHARES                6         SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                         None
            EACH                 -----------------------------------------------
         REPORTING
           PERSON
            WITH:                 7         SOLE DISPOSITIVE POWER

                                            1,188,080 shares
                                 -----------------------------------------------

                                 8         SHARED DISPOSITIVE POWER

                                           8,110 shares
-------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,196,190 shares
--------------------------------------------------------------------------------
10  [ ]   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          3.8%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
--------------------------------------------------------------------------------

JOHN KUNZE
CUSIP NO. 72940Q10

                                  SCHEDULE 13G

Item 1(a).    Name of Issuer: Plumtree Sotfware, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

                                    500 Sansome Street
                                    San Francisco, California  94111

Item 2(a).    Name of Person Filing:    John Kunze


Item 2(b).    Address of Principal Business Office:

                                    500 Sansome Street
                                    San Francisco, California  94111

Item 2(c).    Citizenship:      United States

Item 2(d).    Title of Class of Securities:  Common Stock

Item 2(e).    CUSIP Number:    72940Q10

Item 3.       Not applicable.

Item 4.       Ownership:

                      (a)        Amount Beneficially Owned:  1,196,190 shares

                      (b)        Percent of Class: 3.8%

                      (c)        Number of shares as to which such person has:

                                 (i) Sole power to vote or to direct the vote: 1,196,190

                                 (ii)       Shared power to vote or to direct
                                            the vote: None

                                 (iii) Sole power to dispose or to direct the disposition of: 1,188,080

                                 (iv) Shared power to dispose or to direct the disposition of: 8,110

Item 5.  Ownership of Five Percent or Less of Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

--------

JOHN KUNZE
CUSIP NO. 72940Q10


                                  SCHEDULE 13G

Item 6.    Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company: Not applicable.

Item 8. Identification and Classification of Member of the Group: Not applicable.

Item 9.    Notice of Dissolution of Group: Not applicable.

Item 10.   Certification:

                           By signing below I certify, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                      Signature.

                              After reasonable inquiry and to the
                      best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      Date: February 13, 2004.



                                 /s/ John Kunze
                                 -------------------------------------------
                                 John Kunze
                                 Director, President & CEO




Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)